EXHIBIT (c)(3)


Presentation regarding

Avis Group

Avis Group Holdings, Inc.

CONFIDENTIAL

[Draft--Incomplete Work Product]

September 18, 2000

Table of Contents

Section

1        Situation Analysis

2        Valuation Summary

3        Avis Hypothetical Stock Price Analysis

4        Wall Street Commentary

Appendices

     A    Precedent M&A Transactions Detail

     B    Public Trading Comparable Companies Detail

Section 1

Situation Analysis

Historical and Forecasted Financial Performance

         [Line Graph regarding (1) historical financial performance from 1997 to 1999 showing a cumulative average growth rate (CAGR) for earnings per share of 68% over the period, a CAGR for pre-tax earnings of 74%, a CAGR for earnings before interest, tax, depreciation and amortization of 102% and a CAGR for revenue of 28%; and (2) forecasted financial performance from 2000 to 2004 showing a CAGR for earnings per share of 19% over the period, a CAGR for pre-tax earnings of 18%, a CAGR for earnings before interest, tax, depreciation and amortization of 9% and a CAGR for revenue of 5%.]

History of Beating Forecasts

         The Company has under-promised and over-delivered, consistently beating internally forecasted financial results.

Forecasted vs. Actual Earnings per Share Performance


           Actual Performance   Forecast as of 6/23/1998   Forecast as of 3/17/1999   Forecast as of 7/28/2000
1997A             1.26                     1.26
1998A             1.82                     1.62                      1.82
1999A             2.61                     2.04                      2.18                      2.61
2000E                                      2.45                      2.62                      3.23
2001E                                      2.94                      3.15                      4.15
2002E                                      3.53                      3.79                      4.83


Avis Stock Price/Volume Performance - Since IPO (09/24/97 - 09/12/00)

         [Annotated Line Graph showing Avis' daily share price since its IPO at $17 per share, with a high of $37 7/16 on 2/5/98 and a low of $11 7/8 on 10/8/98.]

Transaction Proposal and Implied Valuation Multiples

                                               ($ in millions, except per share amounts)
Valuation Summary                               At Current Market(1)            At Transaction

Price per Share                                      $30.94                       $29.00
Premium to Market                                                                (6.3 %)
Common Shares Outstanding(2)                         31.132                       31.132
Total In-the-Money Options Outstanding(3)             6.945                        6.945
    Gross Diluted Shares                             38.076                       38.076
Gross Equity Value                                 $1,178.0                     $1,104.2
Less: Options Proceeds                              (148.1)                      (148.1)
    Net Equity Value                               $1,029.9                       $956.1
Plus: Non-Fleet Debt(2)(5)                           $601.2                       $601.2
Plus: Preferred Stock(2)                              380.2                        380.2
Less: Unrestricted Cash(4)                           (84.2)                       (84.2)
Enterprise Value                                   $1,927.2                     $1,853.4

Enterprise Value/EBITDA         Operating Data(5)

LTM                              $374.0                5.2x                          5.0x
2000E                             384.7(6)             5.0                           4.8
2001E                             419.0                4.6                           4.4
Price/EPS
LTM                                $3.63               8.5x                          8.0x
2000E                               3.77               8.2                           7.7
2001E                               4.15               7.4                           7.0



(1)  As of September 12, 2000.
(2)  Source: Avis Group Form 10-Q for the quarter ending June 30, 2000.
(3)  Source: Company detailed option schedule as of September 13, 2000.
(4)  Source: Avis Group Form 8-K dated August 24, 2000.
(5) Source: Avis Group Forecast Model dated July 28, 2000. Pro forma for the acquisition of VMS and the sale of PHH Europe.
(6) 2000E EBITDA, excluding pro forma adjustments for the acquisition of VMS and the sale of PHH Europe, would be approximately $412 million.

Price/Earnings Performance - Since Initial Public Offering

         [Line Graph showing that the estimated 2001 price earnings ratio of 7.3X implied by the Cendant proposal of $29 per share was lower than the multiple of Avis' share price to next twelve months estimated earnings per share for a majority of Avis' trading history since its IPO.]

Section 2

Valuation Summary

Precedent M&A Transactions(1)

                                                                                                          ($ in millions)

                                                                              Harmonic Mean              Harmonic Mean
                                                                            Valuation Multiples        Valuation Multiples
                              Number of         Avis 2000E EBITDA(2)       Enterprise Value/EBITDA     Equity/Net Income
                              Comparable
Segment                       Transactions      $         % of Total                LTM                       LTM
Vehicle Rental                   8(3)           $242.5      63.1%                   9.4x                     18.8x
PHH-NA                           5(4)            103.2      26.8                   10.2                      19.5
WEX                              8(5)             38.9      10.1                   14.1                      35.3

Weighted Multiple                                                                  10.1x                     20.7x
Cendant Proposal--Implied                                                           5.0                       8.0
  Multiple



(1)  See Appendix A for additional detail.
(2) Source: Avis Group Forecast Model dated July 28, 2000. Pro forma for the acquisition of VMS and the sale of PHH Europe. Other income generated through the participation in Arval PHH and technology fee receipts are allocated to PHH-NA.
(3) Vehicle Rental precedent transactions include (Target/Acquiror): Hayes/Avis Rent A Car (5/1/98); EuroDollar (Holdings) PLC/Republic Industries (3/22/97); First Gray Line/Avis Rent A Car (8/20/97); TLS PLC/GE Capital (9/24/97); Budget Rent-A-Car/Team Rental (4/29/97); National/Republic Industries (2/26/97); Alamo/Republic Industries (11/25/96); Avis Rent A Car/HFS Inc. (10/16/96).
(4) PHH NA precedent transactions include (Target/Acquiror): PHH Europe/BNP Paribas Group (8/10/00); PHH Holdings Corp. (VMS)/Avis Rent A Car
     (6/30/99); BCH Group PLC/DB Vehicle Solutions (3/18/99); Oxford Resources/Barnett Banks Inc. (4/1/97); PHH Corp./HFS Inc. (4/30/97).
(5) WEX precedent transactions include (Target/Acquiror): ABR Information Services Inc./Ceridian Corp. (7/22/99); Electronic Payment Systems/Concord EFS (3/1/99); USCS International, Inc./DST Systems Inc. (12/21/98); Payment Services Inc./Nova Corp. (9/24/98); Moneygram Payment Systems, Inc./Viad Corp. (7/10/98); MasterCard Automated Point-of-Sale Program/National Data Corp. (4/16/96); Comdata Holding Corp./Ceridian Corp. (12/12/95); First Financial Management Corp./First Data Corp. (10/27/95).

Public Trading Comparable Companies(1)


                                                                                                    ($ in millions)

                                       Avis                           Harmonic Mean Valuation Multiples
                    Number of      2000E EBITDA(2)     Enterprise Value/EBITDA                   Price/EPS
                    Comparable              % of
Segment             Companies      $        Total     LTM       2000E      2001E       LTM       2000E      2001E

Vehicle Rental        4(3)         $242.5    63.1%     4.1x      3.8x      3.3x        8.3x       8.3x       7.1x
PHH-NA                4(4)          103.2    26.8      3.9       3.8       3.3         8.5        7.7        6.7
WEX                   7(5)           38.9    10.1      9.4       8.6       7.5        21.1       19.8       16.7

Weighted Multiple                                      4.6x      4.3x      3.7x        9.6x       9.3x       8.0x
Cendant Proposal--                                     5.0       4.8       4.4         8.0        7.7        7.0
  Implied Multiples


(1)  See Appendix B for additional detail.
(2) Source: Avis Group Forecast Model dated July 28, 2000. Pro forma for the acquisition of VMS and the sale of PHH Europe. Other income generated through the participation in Arval PHH and technology fee receipts are allocated to PHH-NA.
(3)  Includes Hertz, Budget, Dollar Thrifty Group and Avis Europe.
(4) Includes Rollins Truck Leasing, Ryder Systems, LEX Service and Athlon Group NV.
(5) Includes National Data Corporation, National Processing, First Data Corporation, Concord EFS, NOVA Corporation, Ceridian Corporation and Total Systems Services.

Discounted Cash Flow Analysis

Implied Enterprise Value(1)                                  ($ in millions)

                                           2005E EBITDA Exit Multiple
    WACC                            4.0x             4.5x                5.0x
    11.0%                         $2,269.2         $2,459.7            $2,650.2
    12.0                           2,185.0          2,367.2             2,549.3
    13.0                           2,104.9          2,279.2             2,453.4


Implied Value Per Share(2)

                                           2005E EBITDA Exit Multiple
    WACC                            4.0x             4.5x                5.0x
    11.0%                         $38.05           $43.05               $48.06
Implied Perpetual Growth Rate       0.7%             1.8%                 2.6%
    12.0                           35.84            40.62                45.41
Implied Perpetual Growth Rate       1.6%             2.7%                 3.6%
    13.0                           33.74            38.31                42.89
Implied Perpetual Growth Rate       2.6%             3.6%                 4.5%

(1) Based on Avis Group Forecast Model dated July 28, 2000. Does not reflect the potential value from deferred taxes or the utilization of net operating losses. Amounts discounted to December 31, 2000.
(2) Assumes projected debt of $601.2 million, preferred stock of $389.7 million, and unrestricted cash of $22.4 million as of December 31, 2000.

Hypothetical Valuation Matrix

                                                                          ($ in millions, except per share amounts)

                                               Cendant
                                               Proposal                  Hypothetical Transaction Values

Stock Price                                       $29.00         $35.00        $40.00          $45.00        $50.00
Common Shares Outstanding(1)                       31.132         31.132        31.132          31.132        31.132
Total In-the-Money Options Outstanding(2)           6.945          6.945         6.945           6.945         6.945
    Gross Diluted Shares                           38.076         38.076        38.076          38.076        38.076
Gross Equity Value                             $1,104.2       $1,332.7      $1,523.1        $1,713.4      $1,903.8
Less: Options Proceeds                           (148.1)        (148.1)       (148.1)         (148.1)       (148.1)
    Net Equity Value                             $956.1       $1,184.6      $1,375.0        $1,565.3      $1,755.7
Plus: Non-Fleet Debt(1)                          $601.2         $601.2        $601.2          $601.2        $601.2
Plus: Preferred Stock(1)                          380.2          380.2         380.2           380.2         380.2
Less: Unrestricted Cash(3)                        (84.2)         (84.2)        (84.2)          (84.2)        (84.2)
    Enterprise Value                           $1,853.4       $2,081.9      $2,272.2        $2,462.6      $2,653.0

Valuation Ratios:
                                 Operating
                                  Data(4)
Enterprise Value/EBITDA
     LTM                          $374.0            5.0x           5.6x          6.1x            6.6x          7.1x
     2000E                         384.7            4.8            5.4           5.9             6.4           6.9
     2001E                         419.0            4.4            5.0           5.4             5.9           6.3
Price/EPS
     LTM                           $3.63            8.0x           9.6x         11.0x           12.4x         13.8x
     2000E                          3.77            7.7            9.3          10.6            11.9          13.3
     2001E                          4.15            7.0            8.4           9.6            10.8          12.0


(1)  Source: Avis Group Form 10-Q for the quarter ending June 30, 2000.
(2)  Source: Company detailed option schedule as of September 13, 2000.
(3)  Source: Avis Group Form 8-K dated August 24, 2000.
(4) Source: Avis Group Forecast Model dated July 28, 2000. Pro forma for the acquisition of VMS and the sale of PHH Europe.

Section 3

Avis Hypothetical Stock Price

Analysis

Status Quo with Stock Repurchase Program(1)

                                                                          ($ in millions, except per share amounts)

                                                                        Fiscal Year Ending December 31,
                                                     2001E       2002E      2003E       2004E       2005E

Free Cash Flow (FCF)(2)                             $173.3      $213.5     $260.1      $310.7      $347.4
FCF Available for Share Repurchase(3)                 51.2        67.6       78.2        90.4       104.7
Status Quo EPS(4)                                     $4.15       $4.82      $5.58       $6.48       $7.39

Pro Forma EPS, assumes Repurchase @ Forward(5)
    7.0x                                              $4.36       $5.32      $6.46       $7.89       $9.48
    8.0x                                               4.33        5.24       6.31        7.65        9.11


  Hypothetical Future Stock Prices                             Present Value of Hypothetical Future Stock Prices(6)

  Forward P/E     12/31/01   12/31/02   12/31/03  12/31/04    Forward P/E
   Multiple                                                    Multiple      12/31/01   12/31/02    12/31/03    12/31/04
     7.0x          $37.21     $45.22    $55.20     $66.34       7.0x          $31.37     $33.44      $35.81    $37.75
     8.0x           41.89      50.50     61.17      72.89       8.0x           35.32      37.35       39.68     41.48


(1) This analysis is for illustrative purposes only and should not be construed as an indication of an appropriate valuation for the Company in the context of a change of control transaction.
(2) Defined as cash flow from operating activities less cash flow from investing activities plus changes in vehicle debt.
(3) Assumes repurchases occur at the beginning of each period. Repurchases are limited to 50% of net income.
(4)  Source: Avis Group Forecast Model dated July 28, 2000.
(5) Assumes shares are repurchased at a forward multiple of projected EPS that does not reflect stock repurchases in such period.
(6) Assumes a cost of equity discount rate of 14% to a base date of September 12, 2000.

Divestiture of Avis Fleet Leasing & Management (Including PHH-NA and Wright Express)

o    Management's estimate of PHH-NA and WEX valuation

     o PHH-NA: Enterprise Value range $750-$1,050 million (8.7x-12.1x 2000E EBITDA)

     o    WEX:  Enterprise  Value  range  $300-$500  million  (7.7x-12.8x  2000E
          EBITDA)

o    Purchaser of Vehicle Mgt. Services acquires entity through stock purchase

o    Change of control at Vehicle Mgt. Services may trigger:

     o    Call by BNP Paribas of Avis' 20% interest in Arval PHH Holdings;

     o    Acceleration of Technology Fee (PV of 80% of Cash Flows at 6.00%); and

     o    Tax on gain on sale of PHH Europe which becomes currently payable

o    Proceeds used to:

     o    Redeem senior sub. notes

     o    Redeem preferred stock

Divestiture of Avis Fleet Leasing & Management (Including PHH-NA and Wright Express) (cont.)


Purchase Price Metrics                ($ in millions)       Sources & Uses                               ($ in millions)


PHH-NA Implied Enterprise Value          $900.0             Sources
Less:  Intercompany Debt(1)               (29.0)            Total Proceeds/Equity Purchase Price             $844.5
Plus:  Cash(1)                             16.7             Settlement of Intercompany Debt                   218.9
   PHH-NA Purchase Price                 $887.8             Total Sources                                  $1,063.3

WEX Implied Enterprise Value             $400.0             Uses
Less:  WEX Debt (1)                      (101.2)            Repayment of Senior Subordinated Notes           $500.0
Less:  Intercompany Debt (1)              (14.9)            Tender Premium on Senior Subordinated              51.9
                                                               Notes(2)
Plus:  Cash (1)                            30.2             Deferred Taxes Payable                            263.0
   WEX Purchase Price                    $314.2             Subtotal                                         $814.9

Call of Interest in Arval PHH(1)          167.0             Excess Cash                                       248.5
Acceleration of Technology Fee(1)          30.7             Total Uses                                     $1,063.3
Subtotal                               $1,399.7
Less:  AFL&M Intercompany Debt(1)        (175.0)
Less:  Preferred Stock(1)                (380.2)
Total Proceeds/Equity Purchase Price     $844.5



(1)  Source: Company schedules.
(2) Assumes tender premium is calculated at a discount rate equal to the applicable UST plus 75 basis points and is tax affected at a rate of 39.0%.

Divestiture Case--Hypothetical Stock Price Analysis(1)


                                                                            ($ in millions, except per share amounts)

                                   Status Quo (Pre -Announcement Stock     Pro Forma (Sale of PHH-NA and Wright
                                              Price)(2)                               Express)(3)

Enterprise Value                             $1,724.3                               $1,157.3
Less:  Debt                                    (601.2)                                   0.0
Less Preferred Stock                           (380.2)                                   0.0
Plus:  Unrestricted Cash                         84.2                                  332.6
Equity Value                                   $827.0                               $1,490.0
2001E EBITDA                                    419.0(4)                               281.2
Enterprise Value/2001E EBITDA                     4.1x                                   4.1x
Price per Share                                 $25.50                                 $43.02(5)


(1) This analysis is for illustrative purposes only and should not be construed as an indication of an appropriate valuation for the Company in the context of a change of control transaction.
(2) Enterprise value based on current balance sheet data and share price of $25.50 as of August 14, 2000, one day prior to the announcement of Cendant proposal.
(3) Enterprise value based on Avis pre-announcement EBITDA multiple of 4.1x and 2001E EBITDA of $281.2, pro forma for divestitures of PHH-NA and WEX.
(4)  Source: Avis Group Forecast Model dated July 28, 2000.
(5) Amount excludes potential tax benefit accruing to Avis from the divestiture as a result of the $1.37 billion equity tax basis of the divested operations.

Avis Alternatives(1)

                                                Pro Forma EPS           Hypothetical Stock Prices @ 7.5x Forward P/E
                                           2001E            2002E              12/31/00          12/31/01

Status Quo(2)                              $4.15            $4.82              $31.13            $36.15
Status Quo--Stock Repurchase(3)             4.34             5.27               32.56             39.55
Divest AFL & M--Stock Repurchase(3)(4)      5.36             5.77               40.22             43.24


(1) This analysis is for illustrative purposes only and should not be construed as an indication of an appropriate valuation for the Company in the context of a change of control transaction.
(2)  Source: Avis Group Forecast Model dated July 28, 2000.
(3) Assumes shares are repurchased at a forward multiple of projected EPS that does not reflect stock repurchases in such period.
(4) Assumes net proceeds generated from the sale of AFL & M are used to repurchase stock as of January 1, 2001.

Summary

o    Avis' core businesses continue to exhibit strong earnings performance

o Recent announcements by Hertz relate primarily to their equipment rental and international businesses, and do not reflect a weakening of conditions in the domestic auto rental industry or Avis' current earnings outlook

o Cendant's proposal of $29 does not appropriately or adequately reflect Avis' fair value under any traditional valuation methodology

o Avis' strong earnings momentum and high level of free cash flow generation provide the Company with ample opportunity to achieve higher shareholder values independently

o Opportunity to dispose of non-core businesses at attractive values and further deleverage Avis' balance sheet further support Avis' ability to generate higher shareholder values on its own.

Section 4

Wall Street Commentary

Wall Street Research Summary--Prior to Cendant Proposal


  Company          Analyst         Opinion/Rating   Price Target   Report Date   Selected Commentary

ABN Amro           Robert Napoli   Buy              $52.00         8/10/00      "We remain  comfortable with our estimates and the
                                                                                current  quarter  materially   tracking  with  our
                                                                                expectations.  We reiterate our Buy rating and $52
                                                                                target price. AVI remains  extremely  undervalued,
                                                                                in our  opinion,  at only 6x and 5x our  GAAP  and
                                                                                cash EPS  estimates  for 2001 compared to expected
                                                                                long term EPS growth of 15%."

Credit Suisse      Henry Diamond   Strong Buy       $43.00         8/10/00      "Transaction  [PHH  Europe]  should:  (1) Be First
First Boston                                                                    Boston immediately  accretive to EPS and free cash
                                                                                flow;  (2)  Strengthen   Avis'  balance  sheet  by
                                                                                eliminating  approximately $1 billion in debt; (3)
                                                                                Increase Avis' margins and returns on capital.  We
                                                                                are raising our 2000 EPS  estimate to $3.11,  2001
                                                                                EPS  estimate  to $4.00 and 2002 EPS  estimate  to
                                                                                $4.53.  We  continue  to  believe  that  Avis is a
                                                                                compelling  growth and value story,  and reiterate
                                                                                our Strong  Buy  rating on the stock and  12-month
                                                                                price target of $43 per share."

Goldman Sachs      Meg Saegebarth  Market           NA             7/26/00      "We  maintain  our Market  Outperformer  rating on
                                   Outperformer                                 these  shares.  While  these  earnings  may not be
                                                                                robust enough to get investors  excited,  we think
                                                                                that there are two catalysts  which should improve
                                                                                results in the second  half:  (1)  Hertz's  $3/day
                                                                                price  increase  should  result  in  stronger  Y/Y
                                                                                pricing and (2) the likelihood  that Avis will pay
                                                                                down a significant  amount of its  non-fleet  debt
                                                                                after it  closes  the PHH  Europe  transaction  in
                                                                                mid-August    should    reduce   both   debt   and
                                                                                amortization expenses starting in 3Q00."

J.P. Morgan        Dean Gianoukos  Buy              NA             8/10/00      "We had raised our 2000 and 2001 EPS  estimates by
                                                                                $0.02 and $0.24 to $3.22 and $4.08,  respectively.
                                                                                Additionally  the  company's  Board  authorized  a
                                                                                share buyback  program of up to $100  million.  We
                                                                                continue  to view the stock as cheap,  trading  at
                                                                                7.4x our 2000 EPS  estimate.  We reiterate our Buy
                                                                                rating."

Lehman Brothers    Jeff Kessler    Buy              $38.00         7/31/00      "We are raising our estimates for the remainder of
                                                                                2000 and 2001...  We believe that these  estimates
                                                                                are conservative and would not be surprised to see
                                                                                management  guide  estimates  higher when the [PHH
                                                                                Europe] transaction actually closes... We continue
                                                                                to  recommend  purchase  of  Avis,  trading  at an
                                                                                absurd  7.2x our 2000  estimate  and 5.8x our 2001
                                                                                estimate,  despite having beaten  estimates  every
                                                                                quarter  since  going  public!  With its  newfound
                                                                                financial flexibility,  public investors will only
                                                                                have   themselves  to  blame  if  someday  smarter
                                                                                private   investors   emerge  to  take  this  well
                                                                                performing,  but undervalued auto rental stock off
                                                                                their hands."

Robertson          Jordan Hymowitz  Long Term       NA             8/14/00      "We  believe  that the share  repurchase  program,
Stephens                            Attractive                                  which will be funded with  ongoing  cash flow from
                                                                                operations,   is  a  positive  initiative  towards
                                                                                increasing  shareholders'  value...  Avis' sale of
                                                                                its   least    strategic    asset   [PHH   Europe]
                                                                                significantly  reduces the company's balance sheet
                                                                                leverage."

Salomon Smith      David Reidel    Buy              $29.00         8/10/00      "Domestic  car  rental is  growing  strongly  with
Barney                                                                          double digit volume  increases and stable pricing.
                                                                                We expect the entire  industry  will have a strong
                                                                                3Q. We believe AVI is considerably  undervalued at
                                                                                just 7.4x our new current  year EPS  estimate  and
                                                                                5.9x 2001E EPS ... We raise our 2000 full-year EPS
                                                                                estimate  to $3.19  from $3.15 and 2001 from $3.70
                                                                                to $4.00."

Summary of Market Commentary--After Cendant Proposal


   Company         Analyst           Opinion/Rating   Price Target  Report Date   Selected Commentary


ABN AMRO           Robert P. Napoli   Buy             $52.00        8/15/00     "We believe  this offer is  materially  inadequate
                                                                                and  should  be   rejected   by  AVI's   Board  of
                                                                                Directors.   The  market  has   misunderstood  how
                                                                                economically  attractive  the car rental  industry
                                                                                is.  This  offer  is also  confusing,  given  that
                                                                                Cendant  spun off AVI's car rental  operations  in
                                                                                1997 and sold PHH to AVI last year. We believe the
                                                                                most logical reason that Cendant  believes Avis is
                                                                                worth more that what they are offering, possibly a
                                                                                lot more."

Credit Suisse      Henry A. Diamond  Strong Buy       $43.00        8/16/00     "We do not believe that the $29 offer is adequate.
First Boston                                                                    We are  surprised to see this offer.  The proposed
                                                                                purchase  of Avis today  seems  inconsistent  with
                                                                                Cendant's  prior  decision to sell the Avis assets
                                                                                and retain the brand name. In our opinion, Cendant
                                                                                is attracted to Avis  primarily as an  opportunity
                                                                                to  make  an  accretive  acquisition  of a  strong
                                                                                generator of free cash flow at a bargain  basement
                                                                                price.  We  believe  the  parties  will agree on a
                                                                                price   somewhere  in  the  mid  to  high  $30's."

Donaldson,         Gary Balter       NA               NA            8/18/00     "Of course,  there is the possibility of the price
                                                                                going up,  considering  that the valuation on Avis
                                                                                seems cheap.  Still,  the purchase would be a good
                                                                                deal.  A purchase  as high as $40 per share  would
                                                                                still  be close to  $0.05  accretive  to EPS.  The
                                                                                financial  advantages convince us that the deal is
                                                                                an  excellent   one  for  Cendant   should  it  go
                                                                                through."

Goldman Sachs      Meg Saegebarth     Market          $35.00        8/16/00     "We think this is the  beginning of a  negotiation
                                      Outperform                                and that the ultimate price is likely to be higher
                                                                                that the initial $29. We would advise Avis holders
                                                                                to  hold  a  little  longer,  because  likely  the
                                                                                ultimate  price is likely to be somewhere  between
                                                                                the $29 offer and our  estimate  of fair  value of
                                                                                $35. We think that Avis' management may want to go
                                                                                back  under the  Cendant  umbrella  and  receive a
                                                                                higher value that as a standalone company."

J.P. Morgan        Dean Gianoukos    Buy            $33.00-35.00    8/15/00     "We view the offer price as low.  We would  expect
                                                                                an offer to be  somewhere  between  $33 and $35 in
                                                                                order to close the transaction. Cendant's offer to
                                                                                buy Avis seems unusual given  Cendant's  avoidance
                                                                                of asset intensive businesses. Cendant may need to
                                                                                purchase Avis to get the accretion  from the deal,
                                                                                or  Cendant  may  wish to  purchase  Avis and then
                                                                                subsequently sell it to another party."

Morgan Stanley     Michael A. Happel  NA               NA           8/16/00     "In our  opinion,  Cendant's  control  of the Avis
Dean Witter                                                                     name  makes it a logical  buyer for AVI.  It's not
                                                                                clear to us that it is strategically important for
                                                                                Cendant  to own the  portion  of Avis that it does
                                                                                not already  own.  At this  point,  we assume that
                                                                                Cendant is interested in AVI primarily  because it
                                                                                views  the  proposed  acquisition  as  financially
                                                                                attractive rather than strategically imperative."

Salomon Smith      Michael Millman    NA               NA           8/16/00     "We note that AVI  closed  above the $29  offering
Barney                                                                          price, at $30.50--indicating  that there is belief
                                                                                either  Cendant or another  company would pay more
                                                                                for Avis.  We believe this  purchase  does not add
                                                                                sizzle, but earnings and cash flow accretion."

Salomon Smith      David Riedel      Buy              $31.19        8/21/00     "We have long believed that the car rental sector,
Barney                                                                          including Avis, has been considerably undervalued.
                                                                                Since  Cendant  could  increase  its  offer  price
                                                                                substantially  before  the deal  would  stop being
                                                                                accretive,  and  since  this  P/E  multiple  still
                                                                                values  the  company  at only  0.4x its  long-term
                                                                                projected  growth  rate,  we believe the deal will
                                                                                likely get done at a higher price.  We believe the
                                                                                market's  response of bidding AVI shares above the
                                                                                $29 price  reflects  investor  sentiment  that the
                                                                                price clearly undervalues Avis's strong business."

Appendices

Appendix A

Precedent M&A Transactions Detail

Recent M&A Transactions--Vehicle Rental(1)

                                                                                                               ($ in millions)
------------------------------------------------------------------------------------------------------------------------------
                                                                                            Enterprise Value/        Equity
                                                                                      -------------------------      Value/
                                                              Enterprise   Equity     LTM       LTM        LTM       LTM Net
 Closed      Target Company/Acquiring Company                 Value        Value      Sales     EBITDA     EBIT      Income

05/01/98   Hayes/Avis Rent A Car(2)                           $85.0        $85.0      1.09x      8.8x       9.1x     22.1x
09/22/97   EuroDollar (Holdings) PLC/Republic Industries(3)    93.8         95.2      0.87       9.0       11.3      17.2
08/20/97   First Gray Line/Avis Rent A Car(4)                 195.0        195.0      0.99      11.8       11.8      17.5
09/24/97   TLS PLC/GE Capital (General Electric)(5)            64.2         66.4      1.13       5.7        6.1      14.4
04/29/97   Budget Rent-A-Car/Team Rental(6)                   696.9        350.0      0.61       6.9       12.1      21.4
02/26/97   National/Republic Industries(7)                    600.0        600.0      0.59      11.4       14.3      23.0
11/25/96   Alamo/Republic Industries(8)                       880.3        625.0      0.59      29.6      103.5       NM
10/16/96   Avis Rent A Car/HFS(9)                             805.0        805.0      0.43       9.9       10.5      20.2

                                                           High                       1.1x      29.6x     103.5x     23.0x
                                                           Low                        0.4        5.7        6.1      14.4
                                                           Harmonic Mean              0.7        9.4       11.3      18.8
                                                           Median                     0.7        9.5       11.6      20.2
------------------------------------------------------------------------------------------------------------------------------

(1) For all target latest twelve months financials, fleet-related debt is not included in the calculation of enterprise value, interest on that debt is not added back in the calculation of EBIT and EBITDA, and fleet-related depreciation and amortization is not added back in the calculation of EBITDA. All LTM financials are for the latest twelve months prior to announcement  of  the  transaction,  and  are  pro  forma  to  exclude  all
     non-recurring   items  and  reflect  the  operating   results  of  acquired
     businesses.
(2) Assumes that $127.0 million of debt was related to assets under management and is therefore, not included in the calculation of Enterprises Value.
(3) Enterprise Value calculation excludes 117.1 million of Vehicle Backed Finance and includes $1.0 million of Bank Overdrafts.
(4) Assumes that $231.0 million of Revenue Equipment Obligations and Other Debt, was related to assets under management. Therefore, the aforementioned liabilities are not included in the calculation of Enterprise Value.
(5) Assumes that (pound)52.6 million of Hire Purchase Finance is related to assets under management and is therefore, excluded from the calculation of Enterprise Value.
(6) Calculated Enterprise Value includes $346.9 million of non-fleet debt and excludes $1,987.3 million of fleet-related debt. Net income assumes tax rate of 38%.
(7) Assumes that $1,819.0 million of Revenue Earning Asset obligations and Subordinated Debt is related to assets under management and is therefore, excluded from the calculation of Enterprise Value. Net income assumes tax rate of 38%.
(8) Calculated Enterprise Value excludes $2,448.3 million of Notes Payable, Lines of Credit and Other Debt, all deemed to be related to assets under management, and includes $255.3 million of non-fleet debt.
(9) Assumes that $2,295.5 million of debt is related to assets under management, and is therefore, not included in the calculation of Enterprise Value.

PHH M&A Target Descriptions



     Company                                      Description

Oxford Resources Corp.        Oxford   Resources   is   the   nation's   largest
                              independent   automobile   leasing  company.   The
                              company, based in Melville, N.Y., provides leases and loans for new and used automobiles through more than 2,000 auto dealers in 21 states.


BCH Group Plc                 BCH  is  a UK  vehicle  management  company  which
                              provides  contract  hire  to  corporate  customers
                              together with related vehicle management products,
                              in  particular   fleet   management  and  accident
                              management services. The company's core business is in the corporate sector.

Recent M&A Transactions--PHH-NA(1)

                                                                                                                   ($ in millions)
----------------------------------------------------------------------------------------------------------------------------------
                                                                                       Enterprise Value as a
                                                                                            Multiple of
                                                                                    ---------------------------
   Date                                                    Equity     Enterprise     LTM        LTM        LTM      Equity Value/
Effective             Target/Acquiror                      Value         Value      Revenue     EBITDA     EBIT     LTM Net Income

Pending     PHH Europe/BNP Paribas Group(2)                $1,000.0   $1,000.0      3.67x       11.1x      11.1x         17.3x
06/30/99    PHH Holdings Corp. (VMS)/Avis Rent a Car(3)     1,800.0    1,746.6      1.08        10.5       12.9          20.6
03/18/99    BCH Group PLC/DB Vehicle Solutions(4)              39.5       39.7      0.63        10.2       10.6          16.3
04/01/97    Oxford Resources/Barnett Banks Inc.(4)            565.7      499.4      1.51        12.9       13.9          25.8
04/30/97    PHH Corp./HFS Inc.(5)                           1,809.5    1,798.1      0.74         7.7       11.9          20.0

                                                     High                           3.67x       12.9x      13.9x         25.8x
                                                     Low                            0.63         7.7       10.6          16.3
                                                     Harmonic Mean                  1.04        10.2       12.0          19.5
                                                     Median                         1.08        10.5       11.9          20.0



(1) For all target latest twelve months financials, fleet-related debt is not included in the calculation of enterprise value, interest on that debt is not added back in the calculation of EBIT and EBITDA, and fleet-related depreciation and amortization is not added back in the calculation of EBITDA. All LTM financials are for the latest twelve months prior to announcement  of  the  transaction,  and  are  pro  forma  to  exclude  all
     non-recurring   items  and  reflect  the  operating   results  of  acquired
     businesses.
(2) Source: Confidential Information Memorandum dated June, 2000 regarding Avis Group Holdings' $1.35 billion Amendment to the Senior Secured Credit Facilities. Assumes no non-fleet interest or depreciation and amortization, and a tax rate of 36%. $234 million intercompany loan is assumed to be fleet-related and is excluded from Enterprise Value.
(3) Enterprise Value includes net debt of negative $53.4 million ($20.8 million of Borrowed Funds and $74.32 million of Cash and Equivalents) and excludes $228 million of Intercompany Loan related to assets under management, as per 3/31/99 VMS balance sheet in Avis Rent-A-Car Form 8-K dated 7/15/99. LTM financials are pro forma to exclude a non-recurring net gain of $1.3 million recorded during the fiscal year ended 12/31/98.
(4) Assumes that $103 million of Hire Purchase Contracts and Finance Lease debt (as per Company balance sheet dated 6/30/98 from Company Form 8-K dated 11/23/98) is related to assets under management, and is therefore, excluded from the calculation of Enterprise Value; the $0.2 million of bank overdrafts is included in the calculation of Enterprise Value.
(5) Assumes that $1.6 billion of Notes Payable and Obligations Under Capital Leases--Non Recourse (as per Company balance sheet dated 12/31/96 from Company Form 10-Q dated 12/31/96) is related to assets under management, as per disclosure in Company Form 10-K dated 6/30/96, and is therefore not included in the calculation of Enterprise Value.
(6) All debt, including Medium Term Notes, Commercial Paper, Limited Recourse Debt, Secured Notes Payable and Other Unsecured Debt is deemed to be related to assets under management, and is therefore, excluded from the calculation of Enterprise Value.

WEX M&A Target Descriptions

               Company                     Description

ABR Information Services Inc.    ABR  is a  leading  provider  of  comprehensive
                                 benefits administration, payroll, and human resources services to employers seeking to outsource these functions. ABR has operations in three areas: Benefits Services, Qualified
                                 Plan  Services  and Payroll and Human  Resource
                                 Services.

Electronic Payment Systems       Electronic   Payment   Services  is  a  leading
                                 electronic funds transfer  processor in the US.
                                 EPS is a holding company with two subsidiaries:
                                 BuyPass   Corporation,    a   third-party   POS
                                 processor and debit transaction acquiror; and Money Access Service Inc., the nation's leading
                                 ATM terminal driver with over 32,000 ATM's across the US.

USCS International, Inc.         USCS is a leading  global  provider of customer
                                 management software and statement processing to the communications, utilities and other service industries, which serve more than 80 million end-users worldwide. USCS clients include cable television, wireless and land-line telephony, direct broadcast satellite, electricity, water, gas, waste management, utility and multiple services in more than 30 countries.

PMT Services Inc.                PMT    provides    electronic    credit    card
                                 authorization   and   payment   equipment   and
                                 services to small to midsized businesses and banks throughout the US. PMT is one of the largest independent service organizations in the country.

Moneygram Payment Systems, Inc.  Moneygram is one of the nation's  largest money wire transfer companies. As a provider of wire-transfer services to consumers, MoneyGram operates in over 100 nations and has revenues of $141 mil. Its biggest business is in the US-Mexican market.

Mastercard Automated             MAPP  is  a  business  unit   established   and
Point-of-Sale Program            operated by MasterCard  International Inc. that
                                 provides  transaction  processing  services  to
                                 acquiring members,  including the authorization
                                 and   capture   of  credit   and   debit   card
                                 transactions  through   telecommunications  and
                                 computer networks.

Comdata Holding Corp.            Comdata  provides  transaction  processing  and
                                 decision   support  services  to  the  trucking
                                 industry.  For trucking  companies and drivers,
                                 Comdata provides funds transfer, fuel purchase,
                                 cash    advance,    regulatory    permit    and
                                 telecommunications services, as well as fleet optimization and routing software. For truck stops, Comdata provides point-of-sale and data collection services.


First Financial Management Corp. First  Financial  is  a  worldwide   leader  in
                                 information services. The Company's Western Union Financial Services Inc. unit has a 90% market share in the lucrative money wiring business.

Recent M&A Transactions--WEX(1)

                                                                                                                   ($ in millions)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                           Equity
                                                                                                  Enterprise Value/        Value/
                                                                                              -----------------------    ----------
                                                                     Enterprise    Equity      LTM      LTM      LTM        LTM
  Closed            Target Company/Acquiring Company                 Value         Value      Revenue  EBITDA    EBIT    Net Income

 07/22/99    ABR Information Services Inc./Ceridian Corp              $701.1       $743.4      7.24x    21.3x     28.7x     37.2x
 03/01/99    Electronic Payment Services/Concord EFS                 1,045.0        901.4      4.62     13.0      20.4      40.1
 12/21/98    USCS International, Inc./DST Systems Inc.                 869.4        873.5      2.72     12.7      20.9      35.1
 09/24/98    PMT Services/Nova Corp.(2)                              1,370.0      1,373.1      2.97     20.5      27.9      41.0
 07/10/98    Moneygram Payment Systems, Inc./Viad Corp.(3)             257.8        286.6      1.76     11.3      18.1      32.6
 04/01/96    Mastercard Automated Point-of-Sale Program/National       128.8        128.8      2.65     11.8      18.6      31.9
                 Data Corp.
 12/12/95    Comdata Holding Corp./Ceridian Corp.                    1,144.2        929.9      4.45     14.5      17.0      31.6
 10/27/95    First Financial Management Corp./First Data Corp.(4)    6,383.8      6,497.0      2.32     13.4      18.5      35.6

                                                               High                            7.24x    21.3x     28.7x     41.0x
                                                               Low                             1.76     11.3      17.0      31.6
                                                               Harmonic Mean                   3.01     14.1      20.5      35.3
                                                               Median                          2.85     13.2      19.5      35.4

(1) All latest twelve months financials are for the latest twelve month period prior to the announcement of the transaction, and are pro forma to exclude non-recurring items and to reflect the operating results of acquired businesses.
(2) PMT Services' latest twelve months results are pro forma to exclude a non-recurring pre-tax change of $3.8 million related to litigation and merger costs.
(3)  Pro forma for the acquisition of Mid-America Money Order Company.
(4)  Pro forma for the acquisition of Western Union.

Appendix B
Public Trading Comparable
Companies Detail

Relative Trading Multiples--Vehicle Rental(1)

                                                                                                                    ($ in millions)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                 Enterprise Value/                              Price/
                                                   -------------------------------------------     -----------------------------
                    Stock     Enterprise  Equity     LTM     LTM     LTM     2000E      2001E      LTM     FY 2000E     FY 2001E
                    Price(2)  Value       Value    Revenue   EBIT   EBITDA   EBITDA     EBITDA     EPS        EPS         EPS

ANC Rental(3)       $6.28       NA         NA        NA       NA      NA       NA        NA         NA        5.4x       4.0%
Budget(4)            4.06       $865.4     $151.3   0.35x    17.8x   6.9x     5.0x       3.5x       NM        8.5        5.9
Dollar Thrifty      19.00        422.6      462.8   0.40      3.0    2.4      2.2        2.1        6.4x      6.1        5.6
Hertz               25.19      2,579.4    2,706.7   0.52      4.5    3.5      3.5        3.3        7.7       7.8        7.4
Avis Europe          3.06      1,736.3    1,785.5   1.61      8.0    7.5      7.9        7.2       13.3      13.9       12.6

Harmonic Mean(5)                                    0.51x     5.4x   4.1x     3.8x       3.3x       8.3x      8.3x       7.1x


(1) For all target latest twelve months financials, fleet-related debt is not included in the calculation of enterprise value, interest on that debt is not added back in the calculation of EBIT and EBITDA, and fleet-related depreciation and amortization is not added back in the calculation of EBITDA. All LTM financials are for the latest twelve months prior to announcement  of  the  transaction,  and  are  pro  forma  to  exclude  all
     non-recurring   items  and  reflect  the  operating   results  of  acquired
     businesses.
(2)  Closing stock price as of September 12, 2000.
(3) ANC Rental is the parent company of Alamo/National and was recently spun off from Republic Industries. Trailing 12 month financial data is unavailable, and there is insufficient equity research coverage to derive projected results.
(4) Latest twelve months results are pro forma to exclude pre-tax charges of $105.4 million related to restructuring. 2001E EBITDA unavailable in research; amount is extrapolated from First Call earnings estimates.
(5)  Harmonic Mean excludes ANC Rental.

Selected Comparable Companies for PHH-NA

Company                  Ticker      Description

Rollins Truck Leasing    RLC    Rollins Truck Leasing is primarily  engaged in full-service  truck leasing and rentals,  providing complete  transportation  and  distributions  systems for companies in a wide range of industries.
                                Other services include guaranteed maintenance leasing,  dedicated carriage services and integrated logistics and asset management programs.

Ryder System, Inc.       RLC    Ryder  System,  Inc. is  primarily  engaged in the  business of leasing,  renting and  maintaining commercial  trucks for  private  fleet  operators.  It is also the  world's  largest  provider  of transportation  logistics  services,  which includes dedicated  contract  carriage,  management of carriers, and inventory deployment.

LEX Service              LEX    Lex is a business and motoring services group offering a range of services to business and private customers including vehicle management,  mechanical  handling,  inventory  management,  driver and motoring services, financial products, and vehicle importing and retailing.

Athlon Group NV          ATHL   Athlon is engaged in three core activities:  car leasing,  dealer activities and car body repairs.
                                Car  leasing  activities  include  operational  lease,  fleet  management  and car rental and have recently been expanding through recent acquisitions.

Relative Trading Multiples--PHH-NA


                                                                                                                    ($ in millions)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                          Enterprise Value/                       Price/
                                                          --------------------------------------------   -------------------------
                          Stock    Enterprise    Equity    LTM       LTM      LTM      2000E    2001E    LTM    FY 2000E  FY 2001E
                         Price(1)    Value       Value    Revenue    EBIT    EBITDA    EBITDA   EBITDA   EPS       EPS      EPS

Rollins Truck Leasing     $6.75     $384.9       $392.2    0.49x     3.8x     2.8x      2.9x     2.4x    6.8x      6.8x     5.7x
  Corp.(2)
Ryder System Inc.(3)      19.94    1,123.3      1,189.4    0.22      5.7      3.6       3.5      3.2    10.4       9.4      8.1
Lex Service PLC(4)         5.81      949.6        672.5    0.60     13.2      9.2       9.1      8.1    12.6      10.9      9.8
Athlon Groep NV(5)        11.62      180.7        181.1    0.20      4.6      3.6       3.1      2.9     6.7       5.8      5.1

Harmonic Mean                                              0.30x     5.5x     3.9x      3.8x     3.3x    8.5x      7.7x     6.7x

(1)  Closing stock price as of September 12, 2000.
(2) Pro forma to exclude $56.7 million net gain on sale of business operations. All debt is assumed to be fleet related, and 16.3% of depreciation and amortization is assumed to be non-fleet related.
(3) Pro forma to exclude net pre-tax charge of $76.1 million related to restructuring and Y2K expenses. All debt is assumed to be fleet-related, and 20% of depreciation and amortization is assumed to be non-fleet related, with the balance assumed to be fleet-related.
(4) Pro forma to exclude non-recurring charges related to restructuring and disposal of discontinued businesses. All historical results are pro forma to exclude the operations of divested businesses and have been converted to $US.
(5)  All debt is assumed to be fleet-related. Amounts denominated in Euros.

Selected Comparable Companies for WEX

         Company            Ticker          Description

National Data Corporation   NDC     National  Data   Corporation  is  a  leading
                                    provider of high volume information services
                                    and   systems   to  the   health   care  and
                                    electronic    commerce   markets.    Primary
                                    products and services include electronic eligibility, claims processing, adjudication and remittance services, billing services, and other information-based services.

National Processing, Inc.   NAP     National  Processing,  Inc.  operates  three
                                    business  segments  which provide  merchant,
                                    corporate and travel services. As one of the
                                    largest  domestic  merchant  processors,  it
                                    grants  retailers and other merchants credit
                                    and  debit  card   authorization,   capture,
                                    settlement, exception processing and other related services.

First Data Corporation      FDC     First    Data    is    a     provider     of
                                    transaction-processing.      It     provides
                                    transaction  reporting and billing services,
                                    which  includes  payment  instruments,  card
                                    issuer and merchant processing services,  to
                                    financial institutions,  oil companies,  and
                                    retailers.   The   company   also   provides
                                    mutual-fund   processing,   cost-management,
                                    toll-free     telephone     services     and
                                    information-based   products   for  enhanced
                                    decision-making and marketing.

Concord EFS, Inc.           CEFT    Concord  EFS,  Inc. is a leading  nationwide
                                    provider    of    electronic     transaction
                                    authorization,  processing,  settlement  and
                                    funds   transfer   services.   It   provides
                                    complete    outsourcing     solutions    for
                                    integrated electronic transactions services for credit cards, debit cards, electronic benefits transfer cards and ATM's.

NOVA Corporation            NIS     NOVA Corporation is a provider of integrated
                                    transaction  processing  services,   related
                                    software     application     products    and
                                    value-added     services.     It    provides
                                    transaction processing support for all major credit, charge and debit cards, plus check verification services. Its market focus on small and midsize merchants remains under penetrated.

Ceridian Corporation       CEN      Ceridian Corporation operates exclusively in
                                    the information services industry, providing
                                    products  and  services to  customers in the
                                    human  resources,  transportation  and media
                                    information  markets.  In  particular,   its
                                    Comdata business unit provides transaction processing and information services to the transportation industry.

Total Systems Services     TSS      TSS  is  one  of  the  largest   information
                                    technology   processors  of  credit,  debit,
                                    commercial   and   retail   cards.   Synovus
                                    Financial Corp., a multi-financial services company, owns 80.8% of TSS.

Relative Trading Multiples--WEX (1)

                                                                                 Enterprise Value/                     Price/
                                                              ------------------------------------------------   ------------------
                             Stock     Enterprise  Equity      LTM      LTM      LTM     2000E    2001E    LTM   FY 2000E  FY 2001E
                             Price(2)    Value      Value     Revenue   EBIT    EBITDA   EBITDA   EBITDA   EPS      EPS       EPS

National Data Corp.(3)       $29.88    $1,264.1    $1,014.3   1.84x     11.5x    7.8x     7.1x     6.1x   17.1x    15.0x     13.0x
National Processing Inc.(4)   11.94       481.8       606.8   1.21       8.3     6.1      5.4      4.8    14.7     13.6      11.5
First Data Corp.(5)           42.63    18,376.8    17,712.3   3.30      14.3     9.8      9.5      8.7    21.9     20.6      17.8
Concord EFS Inc.(6)           33.44     6,560.6     7,111.9   6.58      30.1    23.0     16.0     12.5    44.6     38.0      28.3
Ceridian Corp.(7)             25.81     4,322.4     3,818.3   3.08      16.3    12.1     11.3     10.5    27.2     25.6      21.0
Nova Corp. GA(8)              16.69     1,407.1     1,230.0   0.91       8.1     5.9      5.8      5.0    13.2     13.7      11.6
Total System Services Inc.    16.94     3,205.5     3,299.2   5.55      26.6    18.7     17.4     15.1    40.3     38.5      32.6

Harmonic Mean                                                 2.04x     13.1x    9.4x     8.6x     7.5x   21.1x    19.8x     16.7x


(1) LTM financials are pro forma to exclude non-recurring charges and reflect the operations of acquired businesses. All reported estimates are based on Wall Street research and EPS estimates are from First Call.
(2)  Closing stock price as of September 12, 2000.
(3) There are no FY 2000E EBITDA and EBIT multiples for National Data Corp., due to the fact that their fiscal year ended 5/31/2000. Expenses are pro forma to exclude $22.4 million restructuring charge, a $72.0 million charge related to discontinued operations and a $6.0 million charge related to an adjustment to Medscape valuation. Forward P/E multiples shown are for FY 2001E and FY 2002E because company has a fiscal year that ends on May 31.
(4) Pro forma to exclude the operating results of business segments divested in 1999 as well as $73.2 million of non-recurring charges.
(5) Pro forma to exclude a $703.5 million pretax net gain attributable to divestitures, restructuring, litigation and impairment.
(6) Pro forma to exclude net pretax charge of $37.0 million related to acquisition expenses and restructuring.
(7) Pro forma to exclude pre-tax charge of $30.5 million related to asset write-downs and accrued exit costs.
(8) Pro forma to exclude net pre-tax charge of $142.5 related to asset impairment and other non-recurring items.